EXHIBIT 99.1

Anworth Mortgage Asset Corporation
Announces Exercise of Over-Allotment Option

SANTA MONICA, California, June 26, 2002—Anworth Mortgage Asset Corporation (AMEX: ANH) announced today that the underwriters of its recent follow-on public offering have exercised in full their over-allotment option to purchase an additional 1,350,000 shares of the Company’s common stock. The over-allotment option was granted in connection with the public offering of 9,000,000 shares of common stock priced on June 20, 2002. The sale of these additional shares will generate approximately $16.4 million in additional net proceeds to the Company, for a total of approximately $126.1 million in net proceeds for this offering. The underwriters were led by Friedman, Billings, Ramsey & Co., Inc. Advest, Inc., Wedbush Morgan Securities, Inc. and Flagstone Securities, LLC acted as co-managers.

The Company intends to use the net proceeds from the sale of these shares to acquire mortgage-related assets consistent with its investment policy.

Copies of the final prospectus may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, VA 22209.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. The offering is made by means of a prospectus only, which may be obtained by contacting any of the underwriters. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Anworth

Anworth Mortgage Asset Corporation is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. The Company generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Contact:
Joseph E. McAdams
Executive Vice President
Anworth Mortgage Asset Corporation
(310) 394-0115

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